LAW OFFICE OF JILLIAN SIDOTI
34721 Myrtle Court
Winchester, CA 92596
(323) 799-1342

December 28, 2009

Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Ladies and Gentlemen:

As legal counsel for Lux Digital Pictures, Inc., a Wyoming corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 10,000,000 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to the exercise of options and purchase rights granted under the Lux Digital Pictures, Inc. 2009 Stock Plan and 2009 Consultant Stock Plan (collectively, "the Plans").

We have examined all instruments, documents and records with we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

We are admitted to practice on in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Wyoming and the federal law of the United States. As to the matters of Wyoming corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, we are of the opinion that the 10,000,000 shares of Common Stock which may be issued under the Plans are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefore in accordance with the provisions of the Plans will be validly issued, fully paid and nonassessable.

This Opinion is rendered to you in connection with the registration statement and we disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Sincerely,

/s/
Jillian Ivey Sidoti